ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis	(212) 896-1203
(918) 251-9121	ebarker@kcsa.com

ADDvantage Technologies Group, Inc. Shareholders Approve Sale of Cable TV Business

BROKEN ARROW, OK—May 30, 2019 ADDvantage Technologies Group, Inc. (“ADDvantage” or the “Company”) announced today that its shareholders voted to approve the sale of the Company’s Cable TV segment at the Special Meeting held on May 29, 2019.  The shareholder proposal was approved by 99% of the 7.8 million shares voted.  The sale has been approved by the Board of Directors and remains subject to the finalization of documentation, meeting certain customary closing conditions and the transfer of funding.  The transaction is expected to close within the next 10 days.Specifically, ADDvantage’s shareholders agreed to sell to Leveling 8, Inc. all of the outstanding shares and limited liability company membership interests, as applicable, of Tulsat, LLC (“Tulsat”), NCS Industries, Inc. (“NCS”), Addvantage Technologies Group of Missouri, Inc. (“ComTech”), Addvantage Technologies Group of Texas, Inc. (“Tulsat-Texas”), and Tulsat-Atlanta, L.L.C. (“Tulsat-Atlanta”), collectively referred to as the “Cable Companies”.  Subject to certain post-closing adjustments, Leveling 8 will pay a total purchase price of $10.3 million.  The purchase price will consist of $3.9 million of cash at closing, less $1.4 million of cash previously received from the sale of the ComTech facility in March 2019, and a $6.4 million promissory note bearing interest at 6% per annum. The note will be paid over five years and is personally guaranteed by David E. Chymiak, who is the 100% beneficial owner of Leveling 8, ADDvantage’s Chief Technology Officer, President of Tulsat, substantial shareholder of the Company and a member of the Board of Directors. Dave Chymiak was the co-founder of Tulsat, along with his brother Ken Chymiak.
Joe Hart, President and CEO of the Company, stated, “The sale of the Cable TV segment is a milestone for ADDvantage, which will allow us to focus our capital and resources on our expansion strategy in the Wireless Infrastructure Services and Telco segments.  The transaction also provides us with an infusion of cash to allow us to capitalize on the major growth opportunities in the industry, as wireless and fiber networks continue to expand. We believe that the recent positive results of our Telco segment, led by Nave Communications, demonstrate the success of the Company’s new strategy shift.  Triton Datacom is nearing the completion of its new facility in Pembroke Park, FL, which will provide additional space for expansion and process improvements. We are also excited about the revenue and profitability growth at Fulton Technologies, which has now moved beyond its integration period and is on track to contribute positive results in our fiscal third quarter, as evidenced by its profitable April results. ADDvantage Technologies is now entering a new chapter, and we are delighted that 76% of our shareholders participated in this shareholder vote with 99% of those voting in favor of the proposed sale of the Cable TV segment.”

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies.  Through Fulton Technologies, the Company provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers.  Through its Nave Communications, Triton Datacom and cable television subsidiaries, ADDvantage sells equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including high-speed data (Internet), telephony and television programming.  Through its Nave subsidiary, ADDvantage offers repair services focused on telecommunication equipment and recycles surplus and obsolete telecommunications equipment.  In addition, through its cable television subsidiaries, ADDvantage operates a national network of technical repair centers focused primarily on supporting cable television equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, Triton Datacom, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries and ComTech Services. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.